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                                                                     Exhibit 5.1


July 24, 1998

Board of Directors
The Titan Corporation
3033 Science Park Road
San Diego, California  92121

Ladies and Gentlemen:

I am Senior Vice President, General Counsel and Secretary of The Titan Corporation, a Delaware corporation (the "Company"), and as such have acted as counsel to the Company in connection with the filing of a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to 3,750,000 shares of the Company's Common Stock, $.01 par value (the "Shares") in connection with the merger of Delsys Merger Corp., a wholly-owned subsidiary of the Company, with and into Delfin Systems, a California corporation ("Delfin").

In connection with this opinion, I have examined the Company's Restated Certificate of Incorporation, as amended and Bylaws, as amended, the records of corporate proceedings of the Company with respect to the authorization and issuance of the Shares and such other documents, records, certificates, memoranda and other instruments as I deem necessary as a basis for this opinion. I have assumed the genuineness and authenticity of all documents submitted to me as originals, the conformity to originals of all documents submitted to me as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, I am of the opinion that the Shares, when issued in the Merger and in accordance with the Registration Statement, will be validly issued, fully paid and nonassessable. I consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,


/s/ Ira Frazer
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Ira Frazer
Senior Vice President,
General Counsel and Secretary